Exhibit 99.2

Quarterly Financial Report

First Quarter 2026

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CSX
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CSX

CSX Corp. Announces First Quarter 2026 Results
JACKSONVILLE, Fla. – April 22, 2026 – CSX Corp. (NASDAQ: CSX) today announced first quarter 2026 operating income of $1.25 billion and net earnings of $807 million, or $0.43 per diluted share. In the first quarter of 2025, the company reported operating income of $1.04 billion and net earnings of $646 million, or $0.34 per diluted share.
Total volume of 1.56 million units for the quarter was 3% higher compared to first quarter 2025. Revenue totaled $3.48 billion for the quarter, increasing 2% year-over-year, as higher merchandise pricing, intermodal volume growth, higher domestic coal revenue, and increased fuel surcharge revenue were partially offset by a decrease in export coal revenue, including the impact of lower benchmark rates.
“CSX performed well this quarter by providing reliable and efficient service to our customers through changing market conditions, while improving our expense profile,” said Steve Angel, president and chief executive officer. “As we remain disciplined on costs and take advantage of opportunities for profitable growth, we continue to make progress toward best-in-class performance. I am encouraged by our railroad’s prospects for this year and over the long term.”
CSX executives will conduct a conference call with the investment community this afternoon, April 22, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s website at investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements..….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics...............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures............................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Austin Staton
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links approximately 250 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (x.com/CSX) and on Facebook (facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; (vii) changes in fuel prices, surcharges for fuel and the availability of fuel; (viii) adverse economic or operational effects from actual or threatened war or terrorist activities and any government response; and (ix) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended
	Mar. 31, 2026	Mar. 31, 2025	$ Change	% Change

Revenue	$3,482	$3,423	$59	2%
Expense
Labor and Fringe	812	821	9	1
Purchased Services and Other	616	774	158	20
Depreciation and Amortization	415	425	10	2
Fuel	302	275	(27)	(10)
Equipment and Other Rents	84	87	3	3
Total Expense	2,229	2,382	153	6

Operating Income	1,253	1,041	212	20

Interest Expense	(213)	(209)	(4)	(2)
Other Income - Net	23	26	(3)	(12)
Earnings Before Income Taxes	1,063	858	205	24

Income Tax Expense	(256)	(212)	(44)	(21)
Net Earnings	$807	$646	$161	25%

Operating Margin	36.0%	30.4%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.43	$0.34	$0.09	26%

Average Shares Outstanding, Assuming Dilution (Millions)	1,862	1,892

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Mar. 31, 2026	Dec. 31, 2025
ASSETS

Cash and Cash Equivalents	$964	$670
Short-Term Investments	145	5
Other Current Assets	2,002	1,875
Properties - Net	36,816	36,811
Investment in Affiliates and Other Companies	2,653	2,634
Other Long-Term Assets	1,652	1,687
Total Assets	$44,232	$43,682

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$710	$708
Other Current Liabilities	2,511	2,425
Long-Term Debt	18,158	18,165
Deferred Income Taxes - Net	7,965	7,914
Other Long-Term Liabilities	1,307	1,310
Total Liabilities	30,651	30,522

Total Shareholders' Equity	13,581	13,160
Total Liabilities and Shareholders' Equity	$44,232	$43,682

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in Millions)

	Three Months Ended
	Mar. 31, 2026	Mar. 31, 2025
OPERATING ACTIVITIES
Net Earnings	$807	$646
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	415	425
Deferred Income Tax Expense	51	13
Other Operating Activities - Net	(1)	171
Net Cash Provided by Operating Activities	1,272	1,255

INVESTING ACTIVITIES
Property Additions (a)	(543)	(719)
Purchases of Short-Term Investments	(140)	—
Proceeds from Sales of Short-Term Investments	5	67
Proceeds and Advances from Property Dispositions	64	23
Other Investing Activities	47	(18)
Net Cash Used in Investing Activities	(567)	(647)

FINANCING ACTIVITIES
Shares Repurchased (b)	(222)	(751)
Dividends Paid	(260)	(245)
Long-term Debt Repaid	(2)	(2)
Long-term Debt Issued	—	600
Other Financing Activities	73	(4)
Net Cash Used in Financing Activities	(411)	(402)

Net Increase in Cash and Cash Equivalents	294	206

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	670	933
Cash and Cash Equivalents at End of Period	$964	$1,139

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Property Additions: First quarter 2025 property additions include $133 million related to rebuilding the Blue Ridge subdivision, which was reopened in September 2025.

b)Shares Repurchased: During first quarters 2026 and 2025, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2026	Mar. 31, 2025
Shares Repurchased (Millions)	6	24
Cost of Shares (Dollars in Millions) (1)	$222	$751
Average Cost per Share Repurchased	$39.02	$31.66
(1) Amounts exclude the impact of excise tax on net share repurchases imposed as part of the Inflation Reduction Act of 2022.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2026 and March 31, 2025

	Volume			Revenue			Revenue Per Unit
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Chemicals	168	166	1%	$722	$698	3%	$4,298	$4,205	2%
Agricultural and Food Products	116	115	1	409	408	—	3,526	3,548	(1)
Automotive	87	87	—	275	271	1	3,161	3,115	1
Minerals	82	79	4	192	181	6	2,341	2,291	2
Metals and Equipment	65	65	—	220	209	5	3,385	3,215	5
Forest Products	64	70	(9)	229	249	(8)	3,578	3,557	1
Fertilizers	49	48	2	141	136	4	2,878	2,833	2
Total Merchandise	631	630	—	2,188	2,152	2	3,468	3,416	2
Intermodal	757	716	6	518	493	5	684	689	(1)
Coal	171	172	(1)	458	461	(1)	2,678	2,680	—
Trucking	—	—	—	202	202	—	—	—	—
Other	—	—	—	116	115	1	—	—	—
Total	1,559	1,518	3%	$3,482	$3,423	2%	$2,233	$2,255	(1)%

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 2% in first quarter 2026 when compared to first quarter 2025 due to higher pricing in merchandise, volume growth in intermodal, higher domestic coal revenue, and increased fuel surcharge revenue. These increases were partially offset by a decrease in export coal revenue, including the impact of lower benchmark rates.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated revenue effect resulting from the difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are on a two-month lag for non-intermodal traffic.

	Quarters Ended
(Dollars in Millions)	Mar. 31, 2026	Mar. 31, 2025
Fuel Surcharge Revenue	$231	$217
Fuel Lag (Unfavorable) Favorable	$(39)	$(5)

Merchandise Volume
Chemicals - Increased due to higher shipments of sand, petcoke, and waste, partially offset by lower shipments of crude oil.

Agricultural and Food Products - Increased due to higher shipments of feed ingredients and export grains, partially offset by decreased shipments of domestic feed grain, food and consumer products, and ethanol.

Automotive - Flat despite the impact of a temporary outage at a customer location associated with re-tooling efforts.

Minerals - Increased due to higher shipments of cement and salt.

Metals and Equipment - Flat as increased scrap and pipe shipments were offset by lower steel and aluminum shipments, which include the impact of customer plant closures.

Forest Products - Decreased due to lower shipments of pulp and paper products, which include the impacts of both customer plant closures and temporary outages, as well as lower shipments of building products.

Fertilizers - Increased due to higher short-haul phosphates shipments, partially offset by decreases in long-haul shipments.
Intermodal Volume
Domestic shipments increased due to wins with key customers and new service offerings. International shipments were relatively flat to prior year levels.
Coal Volume
Domestic coal increased due to higher shipments to utility plants, partially offset by lower shipments to river terminals. Export coal decreased due to lower shipments of metallurgical coal primarily as a result of weather impacts on the overall supply chain.

	Quarters Ended
(Millions of Tons)	Mar. 31, 2026	Mar. 31, 2025	Change
Coal Tonnage
Domestic	9.3	9.2	1%
Export	10.1	10.2	(1)
Total Coal	19.4	19.4	—%
Trucking Revenue
Trucking revenue was flat to prior year results.
Other Revenue
Other revenue increased $1 million.

CSX Corporation
EXPENSE
Expenses of $2.2 billion decreased $153 million, or 6%, in first quarter 2026 when compared to first quarter 2025.
Labor and Fringe expense decreased $9 million due to the following:
•Inflation increases of $41 million were almost entirely offset by efficiency savings, which were primarily driven by lower headcount.
•All other net costs decreased $10 million.
Purchased Services and Other expense decreased $158 million due to the following:
•Efficiency savings net of inflation were $50 million, driven by cost reductions across operating and support functions.
•Gains on property dispositions were $44 million in first quarter 2026 compared to no gains in the prior year.
•A decrease of $20 million was due to the effects of network disruptions and congestion in the prior year, which included higher locomotive usage costs and rerouting charges associated with the Howard Street Tunnel project.
•All other net costs decreased $44 million due to several non-significant items, roughly one-third of which relate to prior year costs that did not recur in the current year.
Depreciation and Amortization expense decreased $10 million primarily as a result of an equipment depreciation study.
Fuel costs increased $27 million primarily due to a 14% increase in locomotive fuel prices.
Equipment and Other Rents expense decreased $3 million.

Employee Counts (Estimated)

	Quarters Ended
Average:	Mar. 31, 2026	Mar. 31, 2025 (a)	Change
Rail	20,253	21,430	(1,177)
Trucking	2,075	1,995	80
Total	22,328	23,425	(1,097)

Ending:
Rail	20,177	21,384	(1,207)
Trucking	2,072	2,030	42
Total	22,249	23,414	(1,165)
(a) Immaterial revisions have been made to amounts for first quarter 2025.

Fuel Expense

	Quarters Ended
(Dollars and Gallons in Millions, Except Price Per Gallon)	Mar. 31, 2026	Mar. 31, 2025
Estimated Locomotive Fuel Consumption (Gallons)	91.0	92.9
Price per Gallon (Dollars)	$2.76	$2.42
Total Locomotive Fuel Expense	$251	$225
Non-Locomotive Fuel Expense	51	50
Total Fuel Expense	$302	$275

CSX Corporation
OPERATING STATISTICS (Estimated)
In the first quarter of 2026, velocity and dwell both improved by 7% versus prior year. Carload trip plan performance improved by 7% and intermodal trip plan performance decreased by 2%. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable, and efficient service to customers.

The Federal Railroad Administration (“FRA”) personal injury frequency index of 0.81 in first quarter 2026 improved 13% compared to prior year and the FRA train accident rate of 2.44 improved 31%. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which it operates.

	Quarters Ended
	Mar. 31, 2026	Mar. 31, 2025	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles Per Hour)	18.9	17.6	7%
Dwell (Hours)	10.7	11.5	7%
Cars Online	123,804	132,200	6%

On-Time Originations	73%	68%	7%
On-Time Arrivals	61%	55%	11%
Carload Trip Plan Performance	74%	69%	7%
Intermodal Trip Plan Performance	88%	90%	(2)%

Fuel Efficiency	0.97	0.99	2%

Revenue Ton-Miles (Billions)
Merchandise	32.6	32.3	1%
Coal	8.5	8.4	1%
Intermodal	7.5	7.1	6%
Total Revenue Ton-Miles	48.6	47.8	2%

Total Gross Ton-Miles (Billions)	93.5	93.9	—%

Safety
FRA Personal Injury Frequency Index	0.81	0.93	13%
FRA Train Accident Rate	2.44	3.56	31%

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that Free Cash Flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF before dividends (non-GAAP measure).

	Three Months Ended
(Dollars in Millions)	Mar. 31, 2026	Mar. 31, 2025
Net Cash Provided by Operating Activities	$1,272	$1,255
Property Additions	(543)	(719)
Proceeds and Advances from Property Dispositions	64	23
Free Cash Flow (before payment of dividends)	$793	$559